Exhibit 10.9

AMENDMENT ONE

to the

MERCK & CO., INC.

2001 INCENTIVE STOCK PLAN

(Amended and Restated as of December 19, 2006)

WHEREAS, pursuant to and upon consummation of the Agreement and Plan of Merger, dated March 8, 2009, as amended, by and among Merck & Co., Inc. (“Merck”), Schering-Plough Corporation, SP Merger Subsidiary One, Inc., and SP Merger Subsidiary Two, Inc. (the “Transactions”), Schering-Plough Corporation will change its name to Merck & Co. Inc., (“Parent”) and Merck will change its name to Merck Sharp & Dohme Corp. (“MSD”), and will become a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to and upon consummation of the Transactions, Schering-Plough Corporation will change its name to Merck & Co. Inc., (“Parent”) and Merck will change its name to Merck Sharp & Dohme Corp. (“MSD”), and will remain a wholly-owned subsidiary of Parent;

WHEREAS, under Section 10 of the Merck & Co., Inc. 2001 Incentive Stock Plan (the “ 2001 ISP”), the Board of Directors of Merck may from time to time amend the terms of the 2001 ISP and desires to amend, contingent on and effective upon the consummation of the Transactions, the 2001 ISP to update the official plan name and to reflect, (i) the change to the stock underlying any equity awards granted under the 2001 ISP that remain outstanding as of the closing date of the Transactions from common stock of Merck, par value $0.01 per share, to common stock of Parent, par value $0.50 per share; and (ii) other technical changes that are considered necessary for the proper continuation of such outstanding equity grants and the 2001 ISP in light of the Transactions; provided however, for the avoidance of any doubt, if the Transactions is not consummated, all amendments as set forth herein shall be null and void;

NOW, THEREFORE, BE IT

RESOLVED, that in consideration of the premises, the 2001 ISP is hereby amended contingent on and as of the consummation of the Transactions as follows:

1. The official name of the 2001 ISP shall be the Merck Sharp & Dohme Corp. 2001 Incentive Stock Plan.

2. The preamble 1 of the 2001 ISP shall be deleted and replaced with the following four sentences:

The 2001 Incentive Stock Plan (the “ISP” or the “Plan”), effective January 1, 2001, was established to encourage employees of Merck & Co., Inc., its subsidiaries, its affiliates and its joint ventures to acquire shares of common stock Merck & Co., Inc. The Plan is further amended, effective as of Closing Date (“Closing Date”), as such term is defined in Section 1.2 of the Agreement and Plan of Merger dated as of March 8, 2009, by and among Merck & Co., Inc., Schering Plough Corporation, SP Merger Subsidiary One, Inc., and SP Merger Subsidiary Two, Inc. (the “Transactions”), whereby Schering Plough Corporation will be renamed Merck & Co. Inc.

(“Parent”) and the entity known immediately before the Closing Date as Merck & Co., Inc. will be renamed Merck Sharp and Dohme Corp. (“MSD or Company”) and will be a wholly-owned subsidiary of Parent. The Plan, as amended and restated as of the Closing Date, will provide with respect to all Incentives, as defined in the Plan, granted prior to and which remained outstanding on the Closing Date, for the Incentive to be settled in, or the holder thereof to receive upon exercise of such Incentive, shares of common stock of Parent, par value $0.50 per share (“Parent Common Stock”), in lieu of shares of MSD (formerly Merck & Co., Inc.). For all purposes under the Plan, effective on the Closing Date, all references to “Common Stock” in the Plan shall refer to “Parent Common Stock.”

3. The last sentence of Section 1 of the 2001 ISP shall be amended to read in its entirety as follows:

All incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Compensation and Benefits Committee of the Board of Directors of Parent (the “Committee”).

4. The reference in the second sentence of Section 2 of the 2001 ISP to “Directors of the Company” shall be replaced with a reference to the “Directors of the Parent.”

5. All references in the 2001 ISP to the “Board of Directors” or the “Board” shall refer to the Board of Directors of Parent.

6. New subparagraph (f) shall be added to the Schedule entitled “Merck Change of Control” as follows:

Beginning on the Closing Date, for purposes of this Schedule entitled “Merck Change in Control,” with respect to all awards granted pursuant to the Plan that remain outstanding as of the consummation of the Transactions, the definition of a “Change in Control” that applies to such awards shall be governed by Section 7.2(c) of the Parent’s Change in Control Separation Benefits Plan; provided, however, that as to any award under the Plan that consists of deferred compensation subject to Section 409A of the Code, the applicable definition of “Change in Control” shall be deemed modified to the extent necessary to comply with Section 409A of the Code.

7. This amendment is effective as of the Closing Date of the Transactions.

MERCK & CO., INC.

2001 INCENTIVE STOCK PLAN

(Amended and Restated as of December 19, 2006)

The 2001 Incentive Stock Plan (“ISP”), effective January 1, 2001, is established to encourage employees of Merck & Co., Inc. (the “Company”), its subsidiaries, its affiliates and its joint ventures to acquire Common Stock in the Company (“Common Stock”). It is believed that the ISP will stimulate employees’ efforts on the Company’s behalf, will tend to maintain and strengthen their desire to remain with the Company, will be in the interest of the Company and its Stockholders and will encourage such employees to have a greater personal financial investment in the Company through ownership of its Common Stock.

1. Incentives

Incentives under the ISP may be granted in any one or a combination of (a) Incentive Stock Options (or other statutory stock options); (b) Nonqualified Stock Options; (c) Stock Appreciation Rights; (d) Restricted Stock Grants and (e) Performance Shares (collectively “Incentives”). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Compensation and Benefits Committee of the Board of Directors (the “Committee”).

2. Eligibility

Regular full-time and part-time employees of the Company, its subsidiaries, its affiliates and its joint ventures, including officers, whether or not directors of the Company, and employees of a joint venture partner or affiliate of the Company who provide services to the joint venture with such partner or affiliate, shall be eligible to participate in the ISP (“Eligible Employees”) if designated by the Committee. Directors of the Company who are not regular employees are not eligible to participate in the ISP.

3. Administration

The ISP shall be administered by the Committee. The Committee shall be responsible for the administration of the ISP including, without limitation, determining which Eligible Employees receive Incentives, what kind of Incentives are made under the ISP and for what number of shares, and the other terms and conditions of such Incentives. Determinations by the Committee under the ISP including, without limitation, determinations of the Eligible Employees, the form, amount and timing of Incentives, the terms and provisions of Incentives and the agreements evidencing Incentives, need not be uniform and may be made selectively among Eligible Employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.

The Committee shall have the responsibility of construing and interpreting the ISP and of establishing and amending such rules and regulations as it may deem necessary or desirable for the proper administration of the ISP. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the ISP and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company, all Eligible Employees and any person claiming under or through any Eligible Employee.

The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other senior member of management as the Committee deems appropriate; provided, however, that the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Securities Exchange Act of 1934.

For the purpose of this section and all subsequent sections, the ISP shall be deemed to include this plan and any comparable sub-plans established by subsidiaries which, in the aggregate, shall constitute one plan governed by the terms set forth herein.

4. Shares Available for Incentives

(a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(c) hereof, there is hereby reserved for issuance under the ISP 95 million shares of Common Stock. The shares available for granting awards shall be increased by the number of shares as to which options or other benefits granted under the ISP have lapsed, expired, terminated or been canceled. In addition, any shares reserved for issuance under the Company’s 1996 Incentive Stock Plan and 1991 Incentive Stock Plan (“Prior Plans”) in excess of the number of shares as to which options or other benefits have been awarded thereunder, plus any such shares as to which options or other benefits granted under the Prior Plans may lapse, expire, terminate or be canceled, shall also be reserved and available for issuance or reissuance under the ISP. Shares under this ISP may be delivered by the Company from its authorized but unissued shares of Common Stock or from Common Stock held in the Treasury.

(b) Limit on an Individual’s Incentives. In any given year, no Eligible Employee may receive Incentives covering more than three (3) million shares of the Company’s Common Stock (such number of shares shall be adjusted in accordance with Section 4(c)).

(c) Adjustment of Shares. In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary cash dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other similar change in the capital structure of the Company, the Committee shall make equitable adjustments to (i) the number and kind of shares authorized for issuance under the ISP, (ii) the number and kind of shares subject to outstanding Incentives, (iii) the option price of Stock Options and (iv) the grant value of Stock Appreciation Rights. Any such determination shall be final, binding and conclusive on all parties.

5. Stock Options

The Committee may grant options qualifying as Incentive Stock Options under the Internal Revenue Code of 1986, as amended, or any successor code thereto (the “Code”), other statutory options under the Code and Nonqualified Options (collectively “Stock Options”). Such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Option Price. The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee.

(b) Period of Option. The period of each Stock Option shall be fixed by the Committee, but shall not exceed ten (10) years.

(c) Payment. No shares shall be issued until full payment of the option price has been made. The option prices may be paid in cash or, if the Committee determines, in shares of Common Stock or a combination of cash and shares. If the Committee approves the use of shares of Common Stock as a payment method, the Committee shall establish such conditions as it deems appropriate for the use of Common Stock to exercise a stock option. Stock options awarded under the ISP shall be exercised through the Company’s broker-assisted stock option exercise program, provided such program is available at the time of the option exercise, or by such other means as the Committee may determine from time to time. The Committee may establish rules and procedures to permit an optionholder to defer recognition of gain upon the exercise of a stock option.

(d) Exercise of Option. The Committee shall determine how and when shares covered by a Stock Option may be purchased. The Committee may establish waiting periods, the dates on which options become exercisable or “vested” and exercise periods, provided that in no event (including those specified in paragraphs (e), (f) and (g) of this section) shall any Stock Option be exercisable after its specified expiration period.

(e) Termination of Employment. Upon the termination of a Stock Option grantee’s employment (for any reason other than retirement, death or termination for deliberate, willful or gross misconduct), Stock Option privileges shall be limited to the shares which were immediately exercisable at the date of such termination. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee’s employment may become exercisable in accordance with a schedule as may be determined by the Committee. Such Stock Option privileges shall expire unless exercised or surrendered under a Stock Appreciation Right within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

(f) Retirement. Upon retirement of a Stock Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the retirement of a Stock Option grantee may become exercisable in accordance with a schedule as may be determined by the Committee. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

(g) Death. Upon the death of a Stock Option grantee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of death. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the death of a Stock Option grantee may become exercisable in accordance with a schedule as may be determined by the Committee. Such privileges shall expire unless exercised by legal representative(s) within a period of time as determined by the Committee, but in no event later than the expiration date of the Stock Option.

(h) Termination Due to Misconduct. If a Stock Option grantee’s employment is terminated for deliberate, willful or gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon receipt of the notice of such termination.

(i) Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, the Committee shall not grant to an Eligible Employee Incentive Stock Options that, in the aggregate, are first exercisable during any one calendar year to the extent that the aggregate fair market value of the Common Stock, at the time the Incentive Stock Options are granted, exceeds $100,000, or such other amount as the Internal Revenue Service may decide from time to time.

6. Stock Appreciation Rights

The Committee may, in its discretion, grant a right to receive the appreciation in the fair market value of shares of Common Stock (“Stock Appreciation Right”) either singly or in combination with an underlying Stock Option granted hereunder or under the Prior Plans. Such Stock Appreciation Rights shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Time and Period of Grant. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, it may be granted at the time of the Stock Option grant or at any time thereafter but prior to the expiration of the Stock Option grant. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, at the time the Stock Appreciation Right is granted the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Stock Option. In no event shall the exercise period for a Stock Appreciation Right granted with respect to an underlying Stock Option exceed the exercise period for such Stock Option. If a Stock Appreciation Right is granted without an underlying Stock Option, the period for exercise of the Stock Appreciation Right shall be set by the Committee.

(b) Value of Stock Appreciation Right. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, the grantee will be entitled to surrender the Stock Option which is then exercisable and receive in exchange therefor an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender is received by the Company over the Stock Option price multiplied by the number of shares covered by the Stock Option which is surrendered. If a Stock Appreciation Right is granted without an underlying Stock Option, the grantee will receive upon exercise of the Stock Appreciation Right an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender such Stock Appreciation Right is received by the Company over the fair market value of the Common Stock on the date of grant multiplied by the number of shares covered by the grant of the Stock Appreciation Right.

(c) Payment of Stock Appreciation Right. Payment of a Stock Appreciation Right shall be in the form of shares of Common Stock, cash or any combination of shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

7. Performance Share Awards

The Committee may grant awards under which payment may be made in shares of Common Stock, cash or any combination of shares and cash if the performance of the Company or any subsidiary, division, affiliate or joint venture of the Company selected by the Committee during the Award Period meets certain goals established by the Committee (“Performance Share Awards”). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Award Period and Performance Goals. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made (“Award Period”). The Committee shall also establish performance objectives (“Performance Goals”) to be met by the Company, subsidiary, division or joint venture during the Award Period as a condition to payment of the Performance Share Award. The Performance Goals may include earnings per share, return on stockholders’ equity, return on assets, net income or any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

(b) Payment of Performance Share Awards. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum payment. The Performance Share Award shall be expressed in terms of shares of Common Stock and referred to as “Performance Shares.” After the completion of an Award Period, the performance of the Company, subsidiary, division or joint venture shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid. The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash. Any cash payment shall be based on the fair market value of Performance Shares on, or as soon as practicable prior to, the date of payment.

(c) Revision of Performance Goals. At any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company, subsidiary, division or joint venture and which, in the judgment of the Committee, make the application of the Performance Goals unfair unless a revision is made.

(d) Requirement of Employment. A grantee of a Performance Share Award must remain in the employ of the Company until the completion of the Award Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its discretion, provide for a full or partial payment where such an exception is deemed equitable.

(e) Dividends. The Committee may, in its discretion, at the time of the granting of a Performance Share Award, provide that any dividends declared on the Common Stock during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee.

(f) Limit on Performance Share Awards. Incentives granted as Performance Share Awards under this section and Restricted Stock Grants under Section 8 shall not exceed, in the aggregate, six (6) million shares of Common Stock (such number of shares shall be adjusted in accordance with Section 4(c)).

8. Restricted Stock Grants

The Committee may award shares of Common Stock to a grantee, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe (“Restricted Stock Grant”):

(a) Requirement of Employment. A grantee of a Restricted Stock Grant must remain in the employment of the Company during a period designated by the Committee (“Restriction Period”) in order to retain the shares under the Restricted Stock Grant. If the grantee leaves the employment of the Company prior to the end of the Restriction Period, the Restricted Stock Grant shall terminate and the shares of Common Stock shall be returned immediately to the Company provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restriction Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable.

(b) Restrictions on Transfer and Legend on Stock Certificates. During the Restriction Period, the grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock. Each certificate for shares of Common Stock issued hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.

(c) Escrow Agreement. The Committee may require the grantee to enter into an escrow agreement providing that the certificates representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

(d) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met. The grantee shall then be entitled to have the legend removed from the certificates.

(e) Dividends. The Committee shall, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restriction Period.

(f) Limit on Restricted Stock Grant. Incentives granted as Restricted Stock Grants under this section and Performance Share Awards under Section 7 shall not exceed, in the aggregate, six (6) million shares of Common Stock (such number of shares shall be adjusted in accordance with Section 4(c)).

9. Transferability

Each Incentive Stock Option granted under the ISP shall not be transferable other than by will or the laws of descent and distribution; each other Incentive granted under the ISP will not be transferable or assignable by the recipient, and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Committee in accordance with regulations promulgated under the Securities Exchange Act of 1934, or any other applicable law or regulation.

10. Discontinuance or Amendment of the Plan

The Board of Directors may discontinue the ISP at any time and may from time to time amend or revise the terms of the ISP as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the ISP without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other requirement of applicable law or regulation. Unless approved by the Company’s stockholders, no adjustments or reduction of the exercise price of any outstanding Incentives shall be made by cancellation of outstanding Incentives and the subsequent regranting of Incentives at a lower price to the same individual. No Incentive shall be granted under the ISP after December 31, 2003, but Incentives granted theretofore may extend beyond that date.

11. No Right of Employment or Participation

The ISP and the Incentives granted hereunder shall not confer upon any Eligible Employee the right to continued employment with the Company, its subsidiaries, its affiliates or its joint ventures or affect in any way the right of such entities to terminate the employment of an Eligible Employee at any time and for any reason. No individual shall have a right to be granted an Incentive, or having been granted an Incentive, to receive any future Incentives.

12. No Limitation on Compensation

Nothing in the ISP shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the ISP.

13. No Impact on Benefits

Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Incentive shall be treated as compensation for purposes of calculating an employee’s right under any such plan, policy or program.

14. No Constraint on Corporate Action

Nothing in the ISP shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 10, to limit the right or power of the Company or any subsidiary to take any action which such entity deems to be necessary or appropriate.

15. Withholding Taxes

The Company shall be entitled to deduct from any payment under the ISP, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Eligible Employee to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow an Eligible Employee to pay the amount of taxes required by law to be withheld from an Incentive by withholding from any payment of Common Stock due as a result of such Incentive, or by permitting the Eligible Employee to deliver to the Company, shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

16. Governing Law

The ISP, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

Merck Change in Control

(a) Options.

1. Vesting of Options Other Than Key R&D Options. Upon the occurrence of a Change in Control, each Stock Option which is outstanding immediately prior to the Change in Control, other than the Key R&D Options, shall immediately become fully vested and exercisable.

2. Vesting of Key R&D Options.

(i) Subject to (a)(2)(ii) of this Schedule, upon the occurrence of a Change in Control, each Key R&D Option shall continue to be subject to the performance-based vesting schedule applicable thereto immediately prior to the Change in Control.

(ii) Notwithstanding (a)(2)(i) of this Schedule, if the Stock Options do not continue to be outstanding following the Change in Control or are not exchanged for or converted into options to purchase securities of a successor entity (“Successor Options”), then, upon the occurrence of a Change in Control, all or a portion of each Key R&D Option shall immediately vest and become exercisable in the following percentages: (A) if such Key R&D Option’s first milestone has not been reached before the date of the Change in Control, 14% of the then-unvested portion of the Key R&D Option shall vest and become exercisable and the remainder shall be forfeited; (B) if only such Key R&D Option’s first milestone has been reached before the date of the Change in Control, 42% of the then-unvested portion of the Key R&D Option shall vest and become exercisable and the remainder shall be forfeited; and (C) if such Key R&D Option’s first and second milestones have been reached before the date of the Change in Control, 100% of the then-unvested portion of the Key R&D Option shall vest and become exercisable.

3. Post-Termination Exercise Period. If Stock Options continue to be outstanding following the Change in Control or are exchanged for or converted into Successor Options, then the portion of such Stock Options or such Successor Options, as applicable, that is vested and exercisable immediately following the termination of employment of the holder thereof after the Change in Control shall remain exercisable following such termination for five years from the date of such termination (but not beyond the remainder of the term thereof) provided, however, that, if such termination is by reason of gross misconduct, death or retirement (as these terms are applied to awards granted under the Plans), then those provisions of the Plan that are applicable to a termination by reason of gross misconduct, death or retirement, if any, shall apply to such termination. If the effect of vesting pursuant to this Section (a) would cause a Stock Option or Successor Stock Option to terminate earlier than if such accelerated vesting had not occurred, then the term of such Stock Option shall not expire earlier than if such accelerated vesting had not occurred.

4. Cashout of Stock Options. If the Stock Options do not continue to be outstanding following the Change in Control and are not exchanged for or converted into Successor Options, each holder of a vested and exercisable option shall be entitled to receive, as soon as practicable following the Change in Control, for each share of Common Stock subject to a vested and exercisable option, an amount of cash determined by the Committee prior to the Change in Control but in no event less than the excess of the Change in Control Price over the exercise price thereof (subject to any existing deferral elections then in effect). If the consideration to be paid in a Change in Control is not entirely shares of common stock of an acquiring or resulting corporation, then the Committee may, prior to the Change in Control, provide for the cancellation of outstanding Stock Options at the time of the Change in Control, in whole or in part, for cash pursuant to this provision or may provide for the exchange or conversion of outstanding Stock Options at the time of the Change in Control, in whole or in part, and, in connection with any such provision, may (but shall not be obligated to) permit holders of Stock Options to make such elections related thereto as it determines are appropriate.

5. Incentive Stock Options Not Amended. This Section does not apply to any incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(b) Restricted Stock Units and Performance Share Units.

1. Vesting of Restricted Stock Units. Upon the occurrence of a Change in Control, each unvested restricted stock unit award which is outstanding immediately prior to the Change in Control under the Plan shall immediately become fully vested.

2. Vesting of Performance Share Units. Upon the occurrence of a Change in Control, each unvested performance share unit award which is outstanding immediately prior to the Change in Control under the Plan shall immediately become vested in an amount equal to the PSU Pro Rata Amount.

3. Settlement of Restricted Stock Units and Performance Share Units.

(i) If the Common Stock continues to be widely held and freely tradable following the Change in Control or is exchanged for or converted into securities of a successor entity that are widely held and freely tradable, then the restricted stock units and the vested performance share units shall be paid in shares of Common Stock or such other securities as soon as practicable after the date of the Change in Control (subject to any existing deferral elections then in effect).

(ii) If the Common Stock does not continue to be widely held and freely tradable following the Change in Control and is not exchanged for or converted into securities of a successor entity that are widely held and freely tradable, then the restricted stock units and the vested performance share units shall be paid in cash as soon as practicable after the date of the Change in Control (subject to any existing deferral elections then in effect).

(c) Other Provisions.

1. Except to the extent required by applicable law, for the entirety of the Protection Period, the material terms of the Plan shall not be modified in any manner that is materially adverse to the Qualifying Participants (it being understood that this Section (c) of this Schedule shall not require that any specific type or levels of equity awards be granted to Qualifying Participants following the Change in Control).

2. During the Protection Period, the Plan may not be amended or modified to reduce or eliminate the protections set forth in Section (c)(1) of this Schedule and may not be terminated.

3. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Qualifying Participant if the Qualifying Participant prevails on his or her claim for relief in an action (x) by the Qualifying Participant claiming that the provisions of Section (c)(1) or (c)(2) of this Schedule have been violated (but, for avoidance of doubt, excluding claims for Plan benefits in the ordinary course) and (y) if applicable, by the Company or the Qualifying Participant’s employer to enforce post-termination covenants against the Qualifying Participant.

4. This section does not apply to any incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

5. Anything in the Plan as amended by this Schedule notwithstanding, the Company reserves the right to make such further changes as may be required if and to the extent required to avoid adverse consequences under the American Jobs Creation Act of 2004, as amended.

(d) Definitions.

For purposes of this Schedule, the following terms shall have the following meanings:

1. “Change in Control” shall have the meaning set forth in the Company’s Change in Control Separation Benefits Plan; provided, however, that, as to any award under the Plan that consists of deferred compensation subject to Section 409A of the Code, the definition of “Change in Control” shall be deemed modified to the extent necessary to comply with Section 409A of the Code.

2. “Change in Control Price” shall mean, with respect to a share of Common Stock, the higher of (A) the highest reported sales price, regular way, of such share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on the NASDAQ National Market during the 10-day period prior to and including the date of a Change in

Control and (B) if the Change in Control is the result of a tender or exchange offer, merger, or other, similar corporate transaction, the highest price per such share paid in such tender or exchange offer, merger or other, similar corporate transaction; provided that, to the extent all or part of the consideration paid in any such transaction consists of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined by the Committee.

3. “Key R&D Options” shall mean those performance-based options granted to employees under the Key Research and Development Program described in the applicable Schedule to the Rules and Regulations for the Plan, if any.

4. “Protection Period” shall mean the period beginning on the date of the Change in Control and ending on the second anniversary of the date of the Change in Control.

5. “PSU Pro Rata Amount” shall mean for each Performance Share Unit award, the amount determined by multiplying (x) and (y), where (x) is the number of Target Shares subject to the Performance Share Unit award times the Assumed Performance Percentage and (y) is a fraction, the numerator of which is the number of whole and partial calendar months elapsed during the applicable performance period (counting any partial month as a whole month for this purpose) and the denominator of which is the total number of months in the applicable performance period. The Assumed Performance Percentage shall be determined by (1) averaging the ranks during the Award Period as follows: (A) as to any completed performance year as of the Change in Control, the actual rank (except that, if fewer than 90 days have elapsed since the completion of such performance year, the Target Rank shall be used), and (B) as to any performance year that is incomplete or has not yet begun as of the Change in Control, the Target Rank, (2) rounding the average rank calculated pursuant to the foregoing clause (1) to the nearest whole number using ordinary numerical rounding, and (3) using the Final Award Percentage associated with the number determined in the foregoing clause (2). The Target Rank is the rank associated with 100% on the chart of Final Award Percentages.

6. “Qualifying Participants” shall mean those individuals who participate in the Plan (whether as current or former employees) as of immediately prior to the Change in Control.

(e) Application.

This Schedule shall apply to Stock Options, restricted stock unit awards and performance share unit awards under the Plans granted prior to November 24, 2004.